                                                         Exhibit No. EX-99.h.4.f

                                 FEE WAIVER AND
                          EXPENSE ASSUMPTION AGREEMENT

     FEE WAIVER AND EXPENSE  ASSUMPTION  AGREEMENT  dated as of ________,  2006, between DFA  Investment  Dimensions  Group  Inc.,  a Maryland  corporation  (the
"Fund"),  on behalf of DFA International  Real Estate Securities  Portfolio (the
"Portfolio"),  and Dimensional Fund Advisors LP, a Delaware limited  partnership
("Dimensional").

     WHEREAS, Dimensional has entered into an Investment Advisory Agreement with the Fund, on behalf of the  Portfolio,  pursuant to which  Dimensional  provides investment  management services for the Portfolio,  and for which Dimensional is compensated based on the average net assets of such Portfolio; and

     WHEREAS,  the Fund and  Dimensional  have determined that it is appropriate and in the best  interests of the  Portfolio and its  shareholders  to limit the expenses of the Portfolio;

     NOW, THEREFORE, the parties hereto agree as follows:

     1.   Fee Waiver and Expense  Assumption by Dimensional.  Dimensional agrees to waive  all or a portion  of its  management  fee and to assume  the expenses  of the  Portfolio  to the  extent  necessary  to  limit  the
          Portfolio's  expenses on an  annualized  basis to 0.65% of its average net assets.

     2.   Duty to  Reimburse  Dimensional.  If,  at any  time,  the  Portfolio's expenses  are  less  than  0.65%  of  its  average  net  assets  on an annualized  basis,  the  Fund,  on  behalf  of  the  Portfolio,  shall reimburse  Dimensional for any fees previously  waived and/or expenses previously assumed to the extent that the amount of such reimbursement does not cause the Portfolio's  annualized expenses to exceed 0.65% of its average net assets.  There shall be no  obligation of the Fund, on behalf of the Portfolio,  to reimburse  Dimensional for fees waived or expenses assumed by Dimensional  more than thirty-six  months prior to the date of any such reimbursement.

     3.   Assignment.   No  assignment  of  this  Agreement  shall  be  made  by
          Dimensional without the prior consent of the Fund.

     4.   Duration and  Termination.  This  Agreement  shall  continue in effect until  April 1, 2008,  and shall  continue in effect from year to year thereafter,  unless  and until the Fund or  Dimensional  notifies  the other party to the Agreement, at least thirty days prior to the end of the one-year  period for the Portfolio,  of its intention to terminate the Agreement.  This Agreement shall automatically  terminate upon the termination of the Investment Advisory Agreement for the Portfolio.

     IN WITNESS  WHEREOF,  the parties hereto have executed this Agreement as of the date first written above.

DFA INVESTMENT DIMENSIONS GROUP INC.       DIMENSIONAL FUND ADVISORS LP
                                           By: DIMENSIONAL HOLDINGS INC.,
                                           GENERAL PARTNER

By:                                        By:

Name:                                      Name:

Title:                                     Title: